Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 12, 2022 relating to the audit of the consolidated financial statements of Nanomix Corporation for each of the years in the two-year period ended December 31, 2021 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

May 9, 2022